Exhibit 10.01

TEAMING AGREEMENT

THIS AGREEMENT, made and entered into this November 30, 2007 by and between New Mexico Institute of Mining and Technology (NMT) - having a place of business at 801 Leroy Place, Socorro, NM 87801 (hereinafter referred to as "NMT” , and Biomoda, Inc. having a place of business at 416 Central Ave. Albuquerque New Mexico (hereinafter referred to as “Biomoda, or Subcontractor"). Hereafter, these organizations may be referred to as "Parties" and singularly as "Party".

WITNESSETH

WHEREAS, NMT as a prime contractor may submit a proposal to the New Mexico Department of Veterans’ Services (hereinafter referred to as the “Customer”) in response to an RFP  for Lung Cancer Screening Program for Veterans (hereinafter referred to as the "Program"), and

WHEREAS, NMT and Subcontractor, because of their diverse, individual and complementary capabilities and experience have determined that a teaming arrangement between their respective organizations will develop the best management and technical approach to the Project; and

WHEREAS, NMT and Subcontractor have agreed that Subcontractor shall be responsible for providing the efforts described in the attached Appendix A hereof, and NMT and/or its subcontractors shall be responsible for the remainder of the Program, including overall Program Management; and

WHEREAS, NMT desires to have Subcontractor participate in the proposal effort for the Program and intends to award a subcontract in accordance herewith to Subcontractor if a prime contract is awarded to NMT as a result of the proposal hereinafter contained, the Parties hereto agree as follows:

NOW, THEREFORE, in consideration of the mutual promises

1.           RELATIONSHIP OF THE PARTIES

(a)
NMT shall be the Prime Contractor in performance of the work.  Subcontractor shall not independently prepare or submit a proposal, either as a prime contractor or subcontractor, for the Program, nor shall Subcontractor enter into agreements or provide services to anyone else which may adversely affect the award of this Project to NMT.

(b)
This Agreement is not intended by the Parties to constitute or to create a joint venture, partnership, or formal business organization of any kind, other than a contractor team arrangement similar to that contemplated by FAR 9.601.  The rights and obligations of the Parties shall be only those expressly set forth herein.  Neither Party shall have authority to bind the other except to the extent authorized herein. NMT and Subcontractor shall remain as independent contractors at all times, the employees of one shall not be deemed to be the employees of the other, and neither Party shall act as the agent for the other.  Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both of the Parties.

(c)	Subcontractor understands and agrees that this relationship is not exclusive, and NMT is free to subcontract with other entities for services to be performed under the contemplated prime contract.

(d)
Any news releases, public announcement, advertisement or publicity released by Subcontractor concerning this Agreement, any proposal, or any resulting contract or subcontracts, shall be subject to the prior written approval of NMT.

3.           PRIME CONTRACTOR RESPONSIBILITIES.  If NMT submits a proposal for the Program, NMT will:

(a)
Act as the leader in the preparation, submission, and negotiation of the proposal and be responsible for the final graphic arts, printing, binding, and delivery of the proposal.  NMT shall have the sole right to determine the form, content and pricing of the final proposal.

(b)
Act as the contact with the Government for all matters concerning the proposal.  If NMT receives any inquiries from the Government concerning the subject matter of this Agreement, NMT's response will be coordinated in advance with Subcontractor.  Any NMT presentation to the Government shall be coordinated with Subcontractor to the extent that they relate to Subcontractor's area of work as identified in Appendix A hereto.

(c)	Appropriately recognize Subcontractor in its’ proposal for the Program for the work set forth in Appendix A.

(d)	Designate in writing one individual within its organization to act as Proposal Manager with responsibility to direct performance of all proposal functions.

4.           SUBCONTRACTOR RESPONSIBILITIES.  The Subcontractor will:

(a)
Furnish NMT, in a timely manner, in the form of a proposal prescribed by NMT for incorporation into the prime proposal, material pertinent to the work identified in Appendix A including, but not limited to manuscripts, art work, and cost and/or pricing data and, to the extent requested by NMT.  Subcontractor proposal will be furnished to NMT no later than 14 calendar days after finalization of Subcontractor’s Statement of Work and receipt of a RFP issued by NMT.

(b)	Provide qualified management and technical personnel when and where requested by NMT to participate in the preparation, presentation, and negotiation of the proposal with the Government.

(c)	Designate in writing one individual within its own organization as Proposal Manager with responsibility to direct performance of its assigned proposal functions.

(d)
Submit a pricing proposal to NMT no later than 14 calendar days after finalization of Subcontractor’s statement of work. Prior to the submission of Subcontractor's proposal to NMT, the parties will discuss NMT’s pricing strategy, which, in NMT’s judgment, is necessary for the parties to submit a competitive price proposal.  If the Subcontractor is unable or unwilling to conform its pricing to such strategy, the Subcontractor will so advise NMT of that assessment at the earliest opportunity prior to the Subcontractor's proposal submission.  In such event, NMT may elect to terminate this Agreement in accordance with paragraph 7(f) hereof.

5.           PROPOSAL COSTS.  Each Party will bear all costs incurred by it in its proposal preparation and post-award negotiation efforts under this Agreement.

6.           SUBCONTRACT TERMS.  In the event NMT should receive award of a prime contract as a result of the submission of the proposal, which prime contract contains the scope of work identified in Appendix A to this Agreement, NMT will award a subcontract upon the terms and conditions noted below to Subcontractor for such scope of work.  Subcontractor agrees to negotiate in good faith acceptable terms and conditions upon prime contract award.  Subcontractor agrees to submit to NMT, in support of its proposal, cost and pricing data in sufficient detail as may be required to allow NMT to negotiate a subcontract with Subcontractor and to support negotiation of the prime contract.  Examination of Subcontractor’s books and records, if necessary, shall be reserved for authorized representatives of the Customer’s Contracting Officer (which shall not include NMT), unless the Parties otherwise agree.  Subcontractor agrees to negotiate and, as mutually agreed upon, accept any reduction in hours and/or scope of Subcontractor’s effort as described in Appendix A, which results from fact-finding and/or negotiations between NMT and the Customer or from other direction received from the Customer.  In the event NMT changes any portion of the proposal prepared by Subcontractor, such changes will be submitted to Subcontractor for review and discussion prior to submission of the proposal, time permitting.  Subcontractor further agrees to provide capable personnel to support NMT in defending Subcontractor’s basis-of-estimate to the Customer as reasonably required by NMT.

7.           TERMINATION.  This Agreement and all rights, duties, and obligations arising hereunder, except those relating to patents and proprietary information, shall terminate upon the occurrence of any one of the following events:

(a)	In the event the prime contract bid or proposal is rejected or not accepted by the Government within the time specified in the RFP, or any extension agreed to by the Parties;

(b)	Formal cancellation or withdrawal of the RFP by the Government;

(c)	Award of a prime contract to a contractor other than NMT;

(d)	Failure of NMT to obtain Government consent to utilize Subcontractor for the scope of work identified in Appendix A;

(e)	Deletion or substantial reduction by the Government of the scope of work assigned to Subcontractor identified in Appendix A;

(f)	Failure of the Parties to agree in a reasonable period of time on the price or other terms of Subcontractor's work during the proposal process or subsequent negotiations;

(g)	Written notification to Subcontractor by NMT of its decision not to submit a proposal for the Program;

(h)	Written agreement of the Parties;

(i)	NMT’s or Subcontractor’s insolvency, bankruptcy or reorganization under bankruptcy laws or assignment for the benefit of creditors;

(j)	NMT’s or Subcontractor’s suspension or debarment by the Government;

(i)	December 1, 2008, if not terminated earlier pursuant to (a) through (h) above;

(j)	Award of a subcontract to Subcontractor.

8.           SCOPE OF AGREEMENT.   Nothing contained herein shall be construed as affecting the right of the Government directly to negotiate and contract with either Party hereto on any basis that the Government may desire, nor shall either Party be restricted from quoting, offering to sell, or selling to others any standard items or services which it regularly offers for sale and which may be included in the proposal contemplated by this Agreement, nor from marketing efforts to promote further evolution and application of such items or services.  If, for any reason, NMT does not submit a proposal for the Project, or if a contract for the Project is not awarded to NMT, then each Party shall be free to participate with any others who are awarded a contract for the Program by the Government.

9.           ASSIGNMENT.  This Agreement may not be assigned or otherwise transferred by either Party in whole or in part without the express prior written consent of the other Party, which shall not be unreasonably withheld. This Agreement shall benefit and be binding upon the successors and assigns of the Parties hereto.

10.         PUBLICITY.  Any news releases, public announcement, advertisement or publicity released by either party concerning this Agreement, or any proposal under this Agreement, or any resulting contract or subcontract to be carried out hereunder, shall be subject to prior approval of the other Party, except that this Agreement and the terms thereof may be made known to the U.S. Government.  Any such publicity shall give due credit to the contribution of each Party.

11.         DISPUTES.  In the case of a dispute, the Parties shall interpret, construe, and apply this Agreement using the law of the State of New Mexico, excluding from such law the rules regarding choice of law. Any litigation under this Agreement, if commenced by Subcontractor, shall be brought in a court of competent jurisdiction in the State of New Mexico.

12.         PROPRIETARY INFORMATION.  The rights and obligations of the Parties with respect to the disclosure and handling of proprietary information shall be as set forth in Appendix B to this Agreement. The termination or expiration of this Agreement shall not supersede the obligations of the Parties with respect to the protection of proprietary information.

13.         NOTICES. All notices or other communications required by this Agreement shall be in writing and, unless changed by prior written notice, shall be directed as follows:

For NMT: Richard A. Cervantes (505) 835-5646, fax (505) 835-6934

For Subcontractor:  John J. Cousins (505) 363-7219, fax (505) 821-0875

14.         INDEMNIFICATION.

a.
The Parties agree to assume all liability for and agree to protect, defend, indemnify and save the other Party harmless from any injury, death, loss, damage, claims, expenses (including reasonable attorney fees), suits, demands, judgments and causes of action of any nature arising from or related to their performance under this Agreement.  This indemnity provision shall apply equally to injuries to employees of both Parties, if any.

b.	With respect to any FAR clause relating to cost, accounting or pricing, Subcontractor agrees to indemnify and hold harmless NMT and all persons claiming under NMT (1) against all claims, demands, and liability and all losses and expenses relating thereto, including prime contract reductions for defective cost or pricing data, arising from cost or pricing data furnished by Subcontractor which was required to be complete, accurate, and current and was submitted to support a cost estimate furnished to the Government, and (2) against all claims, demands and liability, and all losses and expenses relating thereto, including prime contract price reductions in accordance with the provisions of the Cost Accounting Standards requirements arising from any failure of Subcontractor to comply with rules, regulations and standards of the Cost Accounting Standards Board.

15.         WAIVER. The failure of either Party to insist upon the other Party's compliance with it’s’ obligations under this Agreement, in any one or more instance, shall not relieve the other Party from its duty to comply with such obligations in all other instances.

16.         GOVERNING LAW. This Agreement shall in all respects be interpreted and construed under New Mexico law, excluding from such law the rules regarding choice of law. Any litigation under this Agreement, if commenced by Subcontractor, shall be brought in a court of competent jurisdiction in the State of New Mexico.

17.         ENTIRE AGREEMENT. This Agreement contains all of the agreements, representations, and understandings of the Parties and supersedes all prior oral and written agreements, communications and documents between the parties with respect to the subject matter hereof.  This Agreement shall not be amended or modified, nor shall any waiver or any right hereunder be effective unless set forth in a document executed by duly authorized representatives of both Parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year written above.

New Mexico Institute of Mining and Technology	Biomoda, Inc.

By: /s/ LONNIE MARQUEZ	By: /s/ JOHN J. COUSINS
Mr. Lonnie Marquez	John J. Cousins
Vice President Administration and Finance	President

APPENDIX A
SUBCONTRACTOR SCOPE OF WORK

This appendix provides the definition of work responsibilities to be performed by Subcontractor. The effort concerns the screening program for New Mexico Veterans.  Because this teaming agreement is being established early in the procurement process NMT may adjust the following definition of Subcontractor work areas in the future to reflect the actual nature of the work.

Subcontractor shall assist NMT as needed with work in the following areas:

1.           Scope of Work.

A.           NM Tech has contracted with Biomoda, Inc. to conduct a program for early detection of lung cancer using the company’s patented non-invasive cytological technology for the presence of cancerous cells in human sputum that provides an inexpensive and accurate tool for screening large populations for lung cancer (the “Program”).   The Program will include patient identification and recruiting, sputum sample and patient data collection, laboratory processing of sputum sample onto slides, labeling of the sputum slides with Biomoda’s Assay and slide scoring, data analysis, patient monitoring and a final report on the Program.

B.           NM Tech will provide oversight of the program including providing an Institutional Review Board (IRB) who will review and approve the protocol.  Protocol and IRB submittal documents will be the responsibility of the Contractor in accordance with an agreement with Averion, Inc. and consultation with NM Tech.  NM Tech will provide to the program a Principal Investigator or Principal Investigator team of individuals to act as scientific liaison and as advisor(s) to the program.  It is anticipated that NM Tech will assist in the publishing of program results.  It is also anticipated that NM Tech and Biomoda will write papers for publication in Scientific/Medical Journals using information derived from laboratory studies.

C.           Services will be substantially performed within New Mexico at such outpatient clinics, physicians’ offices and clinical laboratories capable of performing services needed to conduct the Program as outlined by this Scope of Work.

D.           Performance Measures.
Contractor shall substantially perform the following Performance Measures:

The cytological assay for testing sputum for lung cancer shall be the Biomoda’s patented technology made available for the Program.   PRINCIPAL RESPONSIBILITY:  Biomoda

Biomoda will provide the training and documentation required to conduct the assay including obtaining sputum samples from patients.   PRINCIPAL RESPONSIBILITY:  TriCore Laboratories and Biomoda

Biomoda will develop the protocols for the Program including the performance of data analysis and monitoring of patients, and shall be responsible for the assignment of a Principal Investigator who will act as Chief Medical Officer for the Program.  Biomoda and its Principal Investigator will present the protocols to an Institutional Review Board (IRB), sub-investigators, clinical staff, recruiting staff, and other necessary review committees and obtain all necessary approvals for the Program.   PRINICIPAL RESPONSIBILITY:  Averion Inc. and Biomoda

Institutional Review Board (IRB) Approval:  Biomoda has contracted with Averion to provide services including the drafting of the protocol documents; the drafting of the IRB submittal documents and the approval of the IRB.  NM Tech also has an IRB committee and it is understood that this group will also review the IRB documents for approval.  Biomoda will work with the NM Tech IRB to provide all the documentation they require and to answer all of their questions.

Because one goal of this Program is to make broadly available a simple test at the front-end of medical treatment in order to triage and allocate more expensive and limited resources of medical expertise and diagnostic tools in the most efficient manner, Biomoda will provide its scheme for a tiered diagnostic approach using the sputum assay as an initial step.  PRINCIPAL RESPONSIBILITY:  Cornell University ELCAP and Biomoda

Biomoda also shall prepare and present periodic Program reviews with NM Tech and attend meetings as requested.   PRINCIPAL RESPONSIBILITY:  Biomoda

Biomoda and/or its Principal Investigators will be expected to publish and present a final Program report.  PRINICIPAL RESPONSIBILITY:  Biomoda and Averion and NM Tech

The Timetable for Deliverables shall be as follows:

•           Award of Contract:  February 1, 2008
•           Initial Meeting with Biomoda Team: Feb. 15, 2008
•           Initial Meeting of Medical Advisory Board:  March 1, 2008
•           Development of Protocol:  March 31, 2008
•           Institutional Review Board Approvals:  April 1, 2008
•           Patient Recruitment & Follow-up:  April 1 – June 1, 2008
•           Assay / Data Collection:  April 1 – June 1, 2008
•           Data Analysis:  July 1, 2008
•           Final Report: September 1, 2008
•           Quarterly Reports:  January 31, 2008; April 30, 2008; September 1, 2008

APPENDIX B
PROPRIETARY INFORMATION

1.  Definition of Proprietary Information.  Proprietary Information means all information related to the aforementioned purposes and which is identified as Proprietary Information including, but not limited to, technical information in the form of designs, concepts, requirements, specifications, software, interfaces, components, processes, or the like, and cost information including, but not limited to, direct and indirect costs and rates, markup rates and pricing strategies.

2.  Procedure to Protect.   To gain protection under this Agreement as Proprietary Information, an originating Party must disclose information in written or other permanent form and must clearly and conspicuously mark such information as being proprietary using an appropriate legend.  Information stored in electronic form on disk, tape, or other storage media constitutes information in permanent form.  Such electronic information will be adequately marked if a proprietary legend displays when the information originally runs on a computer system and when the information is printed from its data file.  If an originating Party originally discloses information in some other form (e.g., orally or visually), a receiving Party will protect such information as Proprietary Information to the extent that the originating Party:

a. Identifies the information as proprietary at the time of original disclosure; and,

b. Marks the writing clearly and conspicuously with an appropriate proprietary legend; and,

c. Delivers the writing to the receiving Party within thirty (30) days following the original disclosure.

An originating Party will not identify information as proprietary unless the originating Party believes that such information is proprietary or constitutes a trade secret. The Parties will attempt to limit the exchange of Proprietary Information, disclosing only that Proprietary Information necessary for the purposes of this Agreement.

3.  Limited Distribution.  A receiving Party will limit access to Proprietary Information it receives to its employees who have a "need-to-know" the Proprietary Information for the purposes expressed above. A receiving Party will copy Proprietary Information only as reasonably necessary for it to complete the purposes of this Agreement. Consultants and contract labor personnel who have a need-to-know Proprietary Information for the purposes of this Agreement may have access thereto, but only if said personnel are under an obligation to hold such information in confidence under terms and conditions at least restrictive as the terms and conditions of this Agreement.

4.  Limitations on Use or Disclosure.  For a period of three (3) years after receipt of Proprietary Information under this Agreement, a receiving Party will hold Proprietary Information in confidence.  Upon expiration of this protection period, all limitations this Agreement imposes on use or disclosure of Proprietary Information will cease. A receiving Party may use Proprietary Information only for the purposes set forth above during the term of this Agreement.  A receiving Party will not disclose Proprietary Information to any non-party during the protection period, despite any earlier termination of this Agreement.  A receiving Party will not use Proprietary Information that it receives under this Agreement for development, design or manufacture without first obtaining the written permission of the originating Party.

5.  Duty of Care.  A receiving Party will satisfy its obligations to protect Proprietary Information from misuse or unauthorized disclosure by exercising reasonable care.  Such care will include protecting Proprietary Information using those practices the receiving Party normally uses to restrict disclosure and use of its own information of like importance.  A receiving Party will not be liable if it accidentally discloses Proprietary Information while exercising reasonable care, provided that, upon discovery of such disclosure, the receiving Party attempts to retrieve the Proprietary Information, reviews its practices that lead to the disclosure, and reasonably attempts to prevent any further accidental disclosures.

6.  Exceptions to Duty.  This Agreement does not restrict disclosure or use of information otherwise qualifying as Proprietary Information if the receiving Party can show that any one of the following conditions exists.

a. The receiving Party knew the information and held it without restriction as to further disclosure when the originating Party disclosed the information under this Agreement.

b. The receiving party developed the information independently.

c. Another source lawfully disclosed the information to the receiving Party and did not restrict the receiving Party in its further use or disclosure.

d. The information was already in the public domain when the originating Party disclosed it to the receiving Party; entered the public domain after the originating Party disclosed it under this Agreement, but through no fault of the receiving Party; or became generally known, but through no fault of the receiving Party.

e. The information was ascertained by proper means other than disclosure under this Agreement.

f. The protection period has expired.

7.  Disclaimer of License.  Proprietary Information is and remains the property of the originating Party.  The receiving Party does not receive any right or license under any patents, copyrights, trade secrets, or the like of the originating Party.

8.  Disclaimer of Warranty.   Neither Party warrants that a receiving Party's use of information it receives under this Agreement will be free from claims by nonparties for infringement or misappropriation of intellectual property rights.  An originating Party does not warrant that any information it discloses is complete, accurate, free from defects, or useful for the purposes of the receiving Party.

9.  Return or Destroy.   A receiving Party shall, upon written request, use reasonable efforts to destroy all received Proprietary Information, including copies, then in its possession or control.  Alternatively, a receiving Party may use reasonable efforts to return all such Proprietary Information and copies to the originating Party.  A receiving Party may retain one archival copy of received Proprietary Information.

10. Precedence over Conflicting Legends. The U.S. Government may require legends or markings on information, such as classification markings or legends concerning export controls.  This Agreement does not change those requirements. The terms of this Agreement shall, however, take precedence over other specific legends or statements that the originating Party marks on Proprietary Information.

11.  Additional Requirements for Classified Information.  The Parties shall handle, disclose, mark, and use classified information in accordance with the National Industrial Security Program Operating Manual (NISPOM) and any other applicable security laws or regulations.

12.  Disclosures to Parent Company or Wholly-Owned Subsidiaries.  Notwithstanding the above, a receiving Party may disclose Proprietary Information to  (1) employees of its parent company or (2) employees of a wholly-owned subsidiary of its parent company or (3) employees of the receiving Party’s wholly-owned subsidiaries, having a need-to-know for the purposes of this Agreement, but only if said employees are under an obligation to hold such information in confidence under terms and conditions at least as restrictive as the terms and conditions of this Agreement.

13.  Export Control.  A receiving Party shall comply with all applicable laws and regulations concerning export control.